UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2005

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 Moulton Street, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 1, 2005, Curis, Inc. entered into a Drug Discovery Collaboration Agreement with Genentech Inc. for discovery and development of small molecule compounds that modulate an undisclosed signaling pathway that plays an important role in cell proliferation. This pathway is a regulator of tissue formation and repair and its abnormal activation is associated with certain cancers. Under the terms of the agreement, we have granted Genentech an exclusive license to make, use and sell the small molecule compounds that are modulators of the pathway for any use, except for ex vivo cell therapy purposes and in areas outside of oncology and hematopoiesis.

Under the terms of the agreement, we will have primary responsibility for research and development activities and Genentech will be responsible for commercializing products that may result from the collaboration. Genentech has agreed to pay us an up-front license fee of $3 million and to fund up to $6 million for research and development activities during the initial two-year research term, subject to its termination rights. Genentech will also make cash payments to us that are contingent upon the successful achievement of certain development, clinical and drug approval milestones. The initial research term under the agreement is two years and Genentech has an option of extending the term for up to two additional years. Genentech will also pay us royalties on net product sales if product candidates derived from the collaboration are successfully developed. The total cash milestone payments to us from the transaction could exceed $140 million, if two products are successfully commercialized in two indications each.

Each party has the right to terminate the agreement for uncured material breach by the other party. Genentech has the right to terminate the agreement for its convenience at any time after the first anniversary of the effective date, upon six months prior written notice, if such termination is to be effective prior to the end of the initial research term, and upon sixty days prior written notice otherwise. In the event of termination by Genentech for convenience or if Genentech terminates the agreement due to our material breach, we would be entitled to receive only a reduced royalty for those products that are covered by a subset of certain intellectual property rights, in lieu of the standard contract royalties that would otherwise apply.

We currently have a Collaborative Research, Development and License Agreement with Genentech Inc., dated June 11, 2003, for discovery and development of small molecule compounds that modulate the Hedgehog signaling pathway.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: April 7, 2005	By:	/s/ Michael P. Gray
Michael P. Gray Vice President of Finance and Chief Financial Officer